UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 31, 2016

Inotek Pharmaceuticals Corporation

(Exact name of registrant as specified in its charter)

DELAWARE	001-36829	04-3475813
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

91 Hartwell Avenue Lexington, MA	02421
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (781) 676-2100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.02(b) Resignation of Directors

On March 31, 2016, Isai Peimer informed the Board of Directors (the “Board”) of Inotek Pharmaceuticals Corporation (the “Company”) of his resignation as a member of the Board effective immediately. Mr. Peimer’s decision to resign did not result from any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On March 31, 2016, A.N. “Jerry” Karabelas, Ph.D., informed the Board of his resignation as a member of the Board effective upon the conclusion of the Company’s upcoming annual meeting of stockholders, currently scheduled for June 23, 2016 (“Annual Meeting”). Dr. Karabelas’ decision to resign did not result from any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

A copy of the press release announcing Mr. Peimer and Dr. Karabelas’ resignations is furnished herewith as Exhibit 99.1.

Item 5.02(d) Election of a New Director

On April 1, 2016, the Board appointed J. Martin Carroll to the Board. Mr. Carroll will serve as a Class II director of the Company, to hold office until the date of the annual meeting of stockholders next following the year ending December 31, 2015, or until his earlier death, resignation or removal. The Board has determined that Mr. Carroll satisfies the definition of “independent” director, including without limitation the applicable requirements of the NASDAQ Listing Rules and the Securities Exchange Act of 1934, as amended. Mr. Carroll was elected to become Chairperson of the Board effective upon Dr. Karabelas’ resignation upon the conclusion of the Annual Meeting.

Mr. Carroll, age 66, has served as a member of the Board of Directors at Catalent, Inc. and TherapeuticsMD, Inc. since 2015, and Mallinckrodt Pharmaceuticals since 2013. He has previously served on the Boards of Accredo Health Group, Inc. and Durata Therapeutics, Inc. In 2012, Mr. Carroll held a position leading corporate strategy and development for Boehringer Ingelheim GmBH in Ingelheim, Germany. From 2002 to 2011, he was President and CEO of US Businesses for Boehringer Ingelheim Corporation. From 1976 to 2001, Mr. Carroll held various positions at Merck & Company, Inc., including Executive Vice President – Customer Marketing and Sales. From 1972 to 1976, Mr. Carroll served in the United States Air Force. Mr. Carroll received his Bachelor degree from College of the Holy Cross and his MBA from Babson College. His qualifications to serve on our Board include his significant experience in leadership positions at pharmaceutical companies.

Upon his election to the Board, Mr. Carroll was granted an option to purchase 24,000 shares of the Company’s common stock at an exercise price of $7.63 per share, which is equal to the fair market value of the Company’s common stock on the date of grant (the “Vesting Commencement Date”). Twenty-five percent of the shares shall vest on the one year anniversary of the Vesting Commencement Date and 1/36th of the remaining shares shall vest on each monthly anniversary thereafter, subject to Mr. Carroll continued service on the Board.

As a non-employee director, Mr. Carroll will receive compensation in the same manner as the Company’s other non-employee directors. Additionally, in connection with Mr. Carroll’s appointment to the Board, the Company and Mr. Carroll will enter into an indemnification agreement in substantially the same form that the Company has entered into with each of the Company’s existing directors. The form of such indemnification agreement was previously filed by the Company as an exhibit to its Registration Statement on Form S-1 (File No. 333-199859) filed with the SEC.

Mr. Carroll has not been appointed to any committees of the Board and there is no expectation he will be appointed to any committees of the Board.

There are no arrangements or understandings between Mr. Carroll and any other persons pursuant to which he was appointed as a member of the Board. There are no family relationships between Mr. Carroll and any director, executive officer or any other person nominated or chosen by the Company to become a director or executive officer. There are no related person transactions (within the meaning of Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission) between Mr. Carroll and the Company.

A copy of the press release announcing Mr. Carroll’s appointment is furnished herewith as Exhibit 99.1.

Item 8.01	Other Events

On April 1, 2016, the Board appointed Mr. Carsten Boess as an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K and Chairperson of the Audit Committee of the Board.

A copy of the press release announcing Mr. Boess’ appointment is furnished herewith as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated April 4, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 4, 2016	INOTEK PHARMACEUTICALS CORPORATION

	By:	/s/ Dale Ritter
Dale Ritter
Vice President — Finance

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated April 4, 2016